Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-282510) pertaining to the Amentum Holdings, Inc. 2024 Stock Incentive Plan and Amentum Holdings, Inc. Employee Stock Purchase Plan, and

(2) Registration Statement (Form S-8 No. 333-283095) pertaining to the Amentum Holdings, Inc. 2024 Stock Incentive Plan and Amentum Holdings, Inc. Employee Stock Purchase Plan,

of our report dated December 17, 2024 (except for Note 19, as to which the date is March 7, 2025), with respect to the consolidated financial statements of Amentum Holdings, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Tysons, Virginia
March 7, 2025